EXHIBIT 99.1

Investor Relations Contact: Brian Ritchie – FTI Consulting 212-850-5683 brian.ritchie@fticonsulting.com Media Contact: Irma Gomez-Dib – FTI Consulting 212-850-5761 irma.gomez-dib@fticonsulting.com

Press Release

Insmed Appoints Will Lewis as President and Chief Executive Officer

Monmouth Junction, N.J. – September 11, 2012 – Insmed Incorporated (NASDAQ: INSM), a biopharmaceutical company focused on developing novel inhalation therapeutics for patients suffering from serious orphan lung diseases, today announced the appointment of Will Lewis as President and Chief Executive Officer, effective immediately. Mr. Lewis has also been appointed to the Company’s Board of Directors. He succeeds Tim Whitten, who has resigned as President and Chief Executive Officer and as a member of the Company’s Board of Directors. In addition, Donald J. Hayden, Jr., who was appointed Executive Chairman in May 2012, will return to his role as Chairman, effective immediately.

Mr. Lewis has more than 20 years of executive experience and a track record of success in the pharmaceutical and finance industries both in the U.S. and internationally. He is the former Co-Founder, President and Chief Financial Officer of Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR).  During his tenure at Aegerion, Mr. Lewis played a pivotal role in re-orienting the company’s strategy to focus on orphan disease indications enabling Aegerion to go public in one of the best performing IPOs of 2010. Prior to Aegerion, Mr. Lewis spent more than 10 years working in the U.S. and Europe in investment banking for JP Morgan, Robertson Stephens and Wells Fargo. During his time in banking, he was involved in a broad range of domestic and international capital raising and advisory work valued at more than $20 billion. Mr. Lewis began his career as an Operations Officer with the Central Intelligence Agency. He earned a J.D. and M.B.A. from Case Western Reserve University and a B.A. with Honors from Oberlin College.

“Will has a record of success in the strategic, operational and financial leadership of rapidly growing organizations and has demonstrated the ability to significantly increase shareholder value in the biotech industry,” said Mr. Hayden. “Will has worked closely with the Insmed Board and management team as an advisor to the Company during the past several months, and I am confident he will successfully lead Insmed in its efforts to fully realize the potential our lead compound, ARIKACE, holds for patients suffering from serious orphan diseases of the lung.

“On behalf of the Board and the Company, I would also like to thank Tim Whitten for his unwavering leadership and considerable contributions as CEO over the past six years. We wish Tim the very best going forward.”

“Insmed is approaching an important inflection point as it transitions from late-stage development of ARIKACE through to registration and commercialization,” said Mr. Lewis. “Our late-stage clinical trials, including our pivotal phase 3 trial in CF patients, are enrolling patients quickly, and we believe this speaks to the need for and interest in ARIKACE. We believe this novel therapy has the potential to improve the lives of patients who battle CF-related Pseudomonas lung infections and non-TB mycobacteria lung infections, both high-growth orphan disease populations. Our focus in the near term will be to prepare the Company for commercialization of ARIKACE in Europe and the U.S. as quickly as possible for the benefit of both patients and Insmed shareholders.”

About Insmed

Insmed Incorporated is a biopharmaceutical company dedicated to improving the lives of patients battling serious orphan lung diseases through the development and commercialization of novel, targeted inhalation therapies in orphan patient populations with critical unmet needs in high-growth markets. Insmed’s lead candidate, ARIKACE®, is engineered to deliver a proven and potent anti-infective directly to the site of serious lung infections to improve the efficacy, safety and convenience of treatment for at least two identified patient populations: cystic fibrosis (CF) patients with Pseudomonas lung infections and patients with nontuberculous mycobacteria lung infections (NTM). Following strong phase 2 results in CF patients, Insmed’s CLEAR-108 phase 3 registrational study of ARIKACE in Europe and Canada is well underway, as is the U.S. Phase 2 trial in NTM (TARGET-NTM). The Company expects to report clinical results from both the CLEAR-108 and TARGET-NTM studies in 2013 and currently is preparing for regulatory filings and commercialization.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbour provided by the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to the development and potential commercialization of the Company’s current and future pipeline and the Company’s future under its new President and Chief Financial Officer and the Company’s financial and operational performance constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may experience unexpected regulatory actions, delays or requests, our future clinical trials may not be successful, we may be unsuccessful in developing our product candidates or receiving necessary regulatory approvals, we may experience delays in our product development or clinical trials, our product candidates may not prove to be commercially successful, our expenses may be higher than anticipated, we may not be able to access capital on reasonable terms and in a  timely manner, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.  Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.